Exhibits 5 and 23.2

August 21, 2014

C1 Financial, Inc.
100 5th Street South
St. Petersburg, Florida 33701

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to C1 Financial, Inc., a Florida corporation (the "Company"), and are delivering this opinion in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 2,000,000 shares (the "Shares") of the common stock, par value $1.00 per share, pursuant to the Company's 2014 Omnibus Incentive Plan, and the Company's 2014 Employee Stock Purchase Plan (collectively, the "Plans").

For purposes of the opinion set forth in the letter, we have examined the Company's Amended and Restated Articles of Incorporation, the Company's Amended and Restated Bylaws, and the corporate actions of the Company approving the adoption of the Plans. We have made such other investigations as we have deemed appropriate.

We have relied also upon certificates and other assurances of officers of the Company and others as to factual matters for purposes of this opinion, without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plans upon receipt by the Company of the payment therefor, will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely yours, /s/ Shutts & Bowen LLP SHUTTS & BOWEN LLP

1500 Miami Center ● 201 South Biscayne Boulevard, Miami, Florida 33131 ● ph 305.358.6300 ● fx 305.381.9982 ● www.shutts.com

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